Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS
August Cayman Company, Inc.
Year Ended December 31, 2013
With Report of Independent Auditors

August Cayman Company, Inc.
Consolidated Financial Statements
Year Ended December 31, 2013

Report of Independent Auditors
The Board of Directors
August Cayman Company, Inc.
We have audited the accompanying consolidated financial statements of August Cayman Company, Inc., which comprise the consolidated balance sheet as of December 31, 2013, and the related consolidated statement of operations, statement of comprehensive loss, statement of cash flows and statement of stockholder’s equity for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of August Cayman Company, Inc. at December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

September 22, 2014

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED BALANCE SHEET

December 31, 2013
ASSETS	(in millions)
Current assets:
Cash and cash equivalents	$9.0
Trade receivables, net of allowance of $1.3 million	64.8
Income taxes receivable	3.5
Other receivables	9.9
Inventories	65.0
Deferred income taxes, net	1.3
Other current assets	6.8
Total current assets	160.3

Property, plant and equipment, net	116.1
Goodwill	205.2
Intangible assets, net	191.8
Other long-term assets	15.9
Total assets	$689.3

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
Trade payables	$50.9
Other payables	22.8
Current debt, net of discount	16.7
Interest payable	1.9
Income taxes payable	0.5
Deferred income taxes, net	4.0
Other current liabilities	24.0

Total current liabilities	120.8

Long-term debt, net of discount and current maturities	325.9
Deferred income taxes, net	37.2
Other long-term liabilities	14.5
Total liabilities	498.4

Stockholder's equity:
Common stock	—
Additional paid-in capital	224.6
Accumulated other comprehensive income	4.1
Accumulated deficit	(37.8)
Total stockholder's equity	190.9
Total liabilities and stockholder's equity	$689.3

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2013
(in millions)

Sales	$455.4
Cost of sales	(328.8)
Gross profit	126.6
Selling, general and administrative expenses	(119.9)
Impairment of goodwill	(16.0)
Operating income (loss)	(9.3)
Interest expense and other financing costs	(27.2)
Loss before income taxes	(36.5)
Income tax benefit	11.4
Net loss	$(25.1)

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

Year ended December 31, 2013
(in millions)

Net loss	$(25.1)
Other comprehensive income (loss):
Translation gain on foreign operations	6.8
Comprehensive loss	$(18.3)

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

Year ended December 31, 2013
(in millions)
Cash flows from operating activities
Net loss	$(25.1)
Adjustments to reconcile net loss to net cash from operations:
Depreciation and amortization	44.6
Impairment of goodwill	16.0
Share-based compensation	1.3
Deferred financing amortization	1.8
Debt discount amortization	1.1
Deferred income taxes	(14.0)
Changes in operating assets and liabilities
Decrease in cash from changes in net taxes receivable/payable	(5.1)
Increase in trade and other receivables	(9.7)
Increase in prepaid expenses and other assets	(1.3)
Increase in inventories	(1.7)
Increase in trade and other payables	14.0
Increase in other liabilities	6.1
Net cash provided by operations	28.0
Cash flows from investing activities
Purchases of property, plant and equipment	(36.2)
Purchases of computer software	(2.3)
Net cash used in investing activities	(38.5)
Cash flows from financing activities
Other cash flows with parent, net	0.1
Proceeds of term debt, net of discount and issuance costs	(1.6)
Repayments of term debt	(2.5)
Proceeds, net of repayments, of revolving credit facility borrowings	1.3
Proceeds of other bank debt	3.5
Repayments of other bank debt	(3.5)
Net cash used in provided by financing activities	(2.7)
Effect of exchange rate changes on cash and cash equivalents	0.7
Net decrease in cash and cash equivalents	(12.5)
Cash and cash equivalents at beginning of period	21.5
Cash and cash equivalents at end of period	$9.0

Supplemental disclosure of cash flow information:
Cash paid for interest	$24.2
Cash paid for taxes	$6.3

See Accompanying Notes to Consolidated Financial Statements

AUGUST CAYMAN COMPANY, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
(in millions, except shares)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Accumulated	Total Stockholder's
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity

Balance at December 31, 2012	2,050	$—	$223.3	$(2.7)	$(12.7)	$207.9
Net loss	—	—	—	—	(25.1)	(25.1)
Foreign currency translation	—	—	—	6.8	—	6.8
Capital contribution from parent relating to share-based compensation	—	—	1.3	—	—	1.3
Balance at December 31, 2013	2,050	$—	$224.6	$4.1	$(37.8)	$190.9

See Accompanying Notes to Consolidated Financial Statements

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

1. Background
August Cayman Company, Inc. (“the Company”) and its subsidiaries were formed by Madison Dearborn Capital Partners (“MDP”) to purchase the Schrader Group as described below. Prior to April 27, 2012, the Schrader Group of companies was owned separately by Tomkins Automotive Holding Company, Tomkins Investments Company S.A.R.L., Tomkins Automotive Company S.A.R.L., Schrader Investments Luxembourg S.A.R.L., Tomkins Overseas Investments Limited, and Tomkins Engineering Ltd (the “Tomkins Group”). On March 15, 2012, August Lux Holding Company (“August Lux”), a subsidiary of the Company, entered into a purchase agreement to purchase all of the issued and outstanding equity interests of Schrader-Bridgeport International, Inc., Schrader International Brasil Ltda., Schrader SAS, Schrader, L.L.C., Schrader Electronics Limited, and Swindon Silicon Systems Limited (the “Schrader Group”). The transaction (the “Schrader Acquisition”) was consummated on April 27, 2012.
The Company is a wholly owned subsidiary of Schrader International, Inc.
The Company has manufacturing operations in the United States (“U.S.”), United Kingdom (“U.K.”), France, China and Brazil. The Company is a manufacturer of tire pressure monitoring systems (“TPMS”), fluid control components and tire hardware and accessories for the automotive and industrial original equipment markets and aftermarket.
2. Basis of Preparation
Accounting Convention
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented in U.S. dollars.
3. Significant Accounting Policies
Intercompany Transactions
Transactions between the Company and its subsidiaries and any balances and unrealized gains and losses arising from such transactions are eliminated in the consolidated financial statements.
Foreign Currency Transactions and Translation
At the entity level, transactions denominated in currencies other than the entity’s functional currency (foreign currencies) are remeasured into the entity’s functional currency at the exchange rates prevailing on the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rate prevailing on the reporting date. Exchange differences arising from changes in exchange rates are recognized in net income for the period. The Company recorded foreign currency transaction losses of $2.0 million for the year ended December 31, 2013 and are included in selling, general and administrative expenses on the Consolidated Statement of Operations.
The results of operations of foreign entities whose functional currency is other than the U.S. dollar are translated into U.S. dollars at the average exchange rate for the period, and their assets and liabilities are translated into U.S. dollars at the exchange rate ruling on the balance sheet date. These translations result in foreign currency translation gains (losses) and are included in accumulated other comprehensive income (loss) on the Consolidated Statement of Stockholder’s Equity. In the event that a foreign operation is sold, substantially liquidated, or evaluated for impairment in anticipation of disposal, the cumulative currency translation differences that are attributable to the operation are reclassified to net income.
Revenue
The Company derives its revenue from the sale of a range of fluid and gas sensing and monitoring solutions. These products are sold primarily to the automotive original equipment market and the automotive aftermarket for repairs and accessories.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

Revenue from the sale of goods is measured at the invoiced amount net of returns, early settlement discounts, rebates and sales taxes and is recognized only when: (i) there is persuasive evidence of a sales agreement, (ii) the delivery of goods has occurred and, where there are contractual acceptance provisions, the customer has accepted the goods (or the right to reject them has lapsed), (iii) the sales price is fixed or determinable, and (iv) the collectability of revenue is reasonably assured. Taxes collected from customers and remitted to government authorities are not included in reported revenues.
Where a customer has the right to return unwanted goods, future returns are estimated based on historical return profiles. Settlement discounts that may apply to unpaid invoices are estimated based on the settlement histories of the relevant customers. Rebates that may apply to issued invoices are estimated based on expected total qualifying sales to the relevant customers.
Research and Development
Research and development expenditures are charged to net income in the period in which they are incurred. The Company’s research and development expense was $23.5 million for the year ended December 31, 2013 and is included in selling, general and administrative expenses on the Consolidated Statement of Operations. These costs primarily related to the ongoing development of Schrader Electronics’ tire pressure monitoring systems and related products, and also to technology to reduce unit and operating costs.
Grants
Grants received relating to property, plant and equipment are treated as deferred income and recognized in net income in equal installments over the expected useful life of the asset concerned. Other grants received are recognized in net income on a systematic basis so as to match them with the costs they are intended to compensate or, if those costs have already been recognized, the grants are recognized in net income in the period in which they are received.
Business Combinations
A business combination is a transaction or other event in which control of one or more businesses is obtained. Business combinations are accounted for using the acquisition method. Goodwill arising in a business combination is measured as the excess of the aggregate of the consideration transferred over the identifiable assets and liabilities of the acquired business at the acquisition date.
Consideration transferred in a business combination is measured at the aggregate of the fair values of the assets given, liabilities incurred or assumed, and equity instruments issued in exchange for control over the acquired business. Acquisition-related costs are recognized in net income. Identifiable assets and liabilities of the acquired business are measured at their fair values at the acquisition date.
Inventory
Inventories are stated at the lower of cost or market, with due allowance for any excess, obsolete or slow-moving items based on management’s review of on-hand inventories compared to historical and estimated future sales and usage profiles.
Cost represents the expenditure incurred in bringing inventories to their existing location and condition, which may include the cost of raw materials, direct labor costs, other direct costs and related production overheads. For the year ended December 31, 2013, cost is determined on a first in, first out (“FIFO”) basis.
Property, Plant and Equipment
Property, plant and equipment is stated at cost less accumulated depreciation and any recognized impairment losses. Major improvements are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred.
Land and assets under construction are not depreciated. Depreciation of property, plant and equipment, other than land and assets under construction, is generally provided on a straight-line basis so as to charge the depreciable amount to net income

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

over the estimated useful life of the asset concerned. The estimated useful lives of items of property, plant and equipment are in the following ranges:

Buildings	9 to 30 years
Leasehold improvements	Shorter of length of lease or useful life
Plant equipment and vehicles	1 to 15 years
Goodwill
Goodwill arising in a business combination is recognized as an intangible asset and is allocated to the reporting unit or group of reporting units that are expected to benefit from the synergies of the acquisition.
Where a number of reporting units or groups of reporting units are acquired in a business combination, the goodwill attributable to each of them is determined by allocating the purchase consideration in proportion to their respective business enterprise values and comparing the allocated purchase consideration with the fair value of the identifiable assets and liabilities of the reporting unit or group of reporting units. Goodwill is not amortized but is tested at least annually for impairment or more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable and is carried at cost less any recognized impairment.
To identify a potential impairment of goodwill, the fair value of the reporting unit to which the goodwill is allocated is compared with its carrying amount. Fair value is estimated as the present value of the expected future cash flows from the reporting unit discounted at a rate commensurate with the risk involved.
If the carrying amount of the reporting unit, including the goodwill, exceeds its fair value, the goodwill is tested for impairment based on its implied fair value. The implied fair value of goodwill represents the excess of the fair value of the reporting unit over the fair value of its identifiable assets and liabilities at the date of the impairment test. An impairment loss is recognized if and to the extent that the carrying amount of the goodwill exceeds its implied fair value.
In testing goodwill for impairment, the Company uses forecasted discounted future cash flows at the business segment level based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions.
The process of evaluating the potential impairment of goodwill is subjective and requires estimates and assumptions at various points during the analysis. The Company’s estimated future cash flows are based on assumptions that are consistent with its annual planning process and include estimates for revenue and operating margins and future economic and market conditions. Actual future results may differ from those estimates.
The Company bases its fair value estimates on assumptions it believes to be reasonable at the time, but that are unpredictable and inherently uncertain. In addition, the Company makes certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of its reporting units tested. Changes in assumptions or circumstances could result in an additional impairment in the period in which the change occurs and in future years. Factors that could cause the Company to recognize a goodwill impairment include, but are not limited to:

•	Decreases in revenues

•	Increases in the Company’s borrowing rates or weighted-average cost of capital

•	Increases in the Company’s blended tax rate

•	Significant changes in its working capital requirements

•	Other intangible assets

•	Assets acquired in business combinations

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

Intangible Assets Other Than Goodwill
Computer software that is not integral to an item of property, plant and equipment is recognized separately as an intangible asset. Amortization is provided on a straight-line basis so as to charge the cost of the software to net income over its expected useful life, which is in the range of two to five years.
An intangible resource acquired in a business combination is recognized as an intangible asset if it is separable from the acquired business or arises from contractual or other legal rights. An acquired intangible asset with a definite useful life is amortized on a straight-line basis so as to charge its cost, which represents its fair value at the date of acquisition, to net income in a manner consistent with the period over which its expected benefits will be realized. Lives of major intangible asset classifications are as follows:

Customer relationships	10 to 12 years
Trade names	10 years
Current technology	9 years
New product development	10 years
These intangible assets are stated at cost less accumulated amortization and any recognized impairment.
Impairment of Long-Lived Assets and Intangible Assets Other Than Goodwill
Long-lived assets and finite-lived intangible assets to be held and used are reviewed for impairment when events or circumstances indicate that the carrying amount of the asset or asset group may not be recoverable. A long-lived asset, finite-lived intangible asset or asset group is considered to be impaired when the undiscounted expected future cash flows from the asset or asset group are less than its carrying amount. In that event, an impairment loss is recognized to the extent that the carrying amount of the asset or asset group exceeds its fair value. Fair value is determined based on quoted market prices, where available, or is estimated as the present value of the expected future cash flows from the asset or asset group discounted at a rate commensurate with the risk involved. An impairment loss for an asset group is allocated to the long-lived and finite-lived intangible assets of the group on a pro-rata basis using the relative carrying amounts of those assets, with the limitation that the carrying amount of an individual asset is not reduced below its fair value.
Cash and Cash Equivalents
Cash and cash equivalents comprise cash on hand, deposits available on demand, and other short-term, highly liquid investments with maturities on acquisition of 90 days or less.
Trade Receivables
Trade receivables represent the amount of sales of goods to customers for which payment has not been received, less an allowance for doubtful accounts that is estimated based on factors such as the credit rating of the customer, historical trends, the current economic environment and other information.
Long-term Debt
Long-term debt is initially measured at fair value, net of directly attributable original issue discounts, if any, and debt issuance costs are capitalized. Both original issue discounts and debt issuance costs are amortized using the effective interest rate method.
Derivative Financial Instruments
The Company uses forward foreign currency contracts to reduce its exposure to exchange rate movements and interest rate swaps on 50% of the term debt to reduce its exposure to the London Interbank Offered Rate (“LIBOR”) interest rate movements. The Company does not hold or issue derivatives for speculative or trading purposes.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

The Company does not apply the hedge accounting provisions of Accounting Standards Codification (“ASC”) Topic 815, Derivatives and Hedging. Accordingly, derivative financial instruments are recognized as assets and liabilities measured at their fair values at the balance sheet date. Changes in their fair values are recognized in results of operations.
Leases
Leases that confer rights and obligations similar to those that attach to owned assets and meet the conditions specified by ASC Topic 840, Leases, are classified as capital leases. All other leases are classified as operating leases.
Assets held under capital leases are included within property, plant and equipment, initially measured at their fair value or, if lower, the present value of the minimum lease payments, and a corresponding liability is recognized within capital lease obligations. Subsequently, the assets are depreciated on a basis consistent with similar owned assets or over the term of the lease, if shorter. At inception of the lease, the lease rentals are apportioned between an interest element and a capital element so as to produce a constant periodic rate of interest on the outstanding liability. Thereafter, the interest element is recognized as an expense in net income while the capital element is applied to reduce the outstanding liability.
Operating lease rentals, and any incentives, are recognized as an expense in net income on a straight-line basis over the term of the lease.
Defined Contribution Plans
For defined contribution plans, the cost of providing the benefits represents the Company’s contributions to the plans and is recognized in net income in the period in which the contributions are due.
Share-Based Compensation
Generally, compensation expense is recognized on a straight-line basis over the vesting period. Adjustments are made to reflect expected and actual forfeitures during the vesting period due to failure to satisfy service conditions or non-market performance conditions.
For equity-settled awards, fair value is determined at the date of grant and reflects market performance conditions and all nonvesting conditions. Fair value is not subsequently remeasured unless the conditions on which the award was granted are modified.
Product Warranties
Provision is made for warranty claims on various products depending on specific market expectations and the type of product. These estimates are established using historical information on the nature, frequency and average cost of warranty claims.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

At December 31, 2013, the Company’s product warranty liability was $2.0 million. The following table displays the changes in the product warranty liability during the year ended December 31, 2013:

Year ended
December 31, 2013
(in millions)

Balance, beginning of period	$2.0
Payments	(2.0)
Warranties issued in period	2.0
Adjustments to pre-existing warranties	0.1
Effect of foreign currency translation	(0.1)
Balance, end of period	$2.0

Freight
Shipping (freight out) and handling costs are recorded in selling, general and administrative expenses on the Consolidated Statement of Operations. Shipping and handling costs totaled $7.3 million for the year ended December 31, 2013.
Advertising Expenses
The Company utilizes non-direct response advertising and costs are expensed as incurred. Advertising costs were $1.2 million for the year ended December 31, 2013.
Income Taxes
Current tax is the amount of tax payable or recoverable in respect of the taxable profit or loss for the period. Taxable profit differs from accounting profit because it excludes items of income or expense recognized for accounting purposes that are either not taxable or deductible for tax purposes or are taxable or deductible in other periods. Current tax is calculated using tax rates that have been enacted at the balance sheet date.
Current tax assets and current tax liabilities are offset and presented as a single amount only where a right of offset exists.
Management assesses uncertain tax positions based upon an evaluation of the facts, circumstances and information available at the balance sheet date. Provision is made for uncertain tax positions to the extent that the amounts previously taken or expected to be taken in tax returns exceeds the tax benefits that are recognized in the financial statements in respect of the tax positions. A tax benefit is recognized in the financial statements only if management considers that it is more likely than not that the tax position will be sustained on examination by the relevant tax authority solely on the technical merits of the position and is measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon settlement, assuming that the tax authority has full knowledge of all relevant information. Provisions for uncertain tax positions are reviewed regularly and are adjusted to reflect events such as the expiration of limitation periods for assessing tax, guidance given by the tax authorities and court decisions.
Interest and penalties relating to unrecognized tax benefits are accrued in accordance with the applicable tax legislation on any excess of the tax benefit claimed or expected to be claimed in a tax return and the tax benefit recognized in the financial statements. Interest and penalties are recognized as a component of income tax (expense) benefit in the Consolidated Statement of Operations and accrued interest and penalties are included under the “Other long-term liabilities” line in the Consolidated Balance Sheet.
Deferred tax is tax expected to be payable or recoverable on differences between the carrying amount of an asset or a liability and its tax base used in the computation of taxable profit. Deferred tax is accounted for using the asset and liability method, whereby deferred tax assets and liabilities are generally recognized for all temporary differences calculated using tax

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

rates that have been enacted at the balance sheet date. Deferred tax assets are reduced through the establishment of a valuation allowance if it is more likely than not that the deferred tax asset will not be realized taking into account the timing and amount of the reversal of taxable temporary differences, expected future taxable income, and tax planning strategies.
The Company has made the assertion under ASC paragraph 740-30-25-17, Exceptions to Comprehensive Recognition of Deferred Income Taxes, that all foreign undistributed earnings are permanently reinvested. Since undistributed earnings are permanently reinvested, no temporary differences arise on the excess of the amount for financial reporting over the tax basis of investments in foreign subsidiaries.
Deferred tax assets and liabilities are classified as current or long term based on the classification of the related asset or liability.
Use of Estimates
When applying the Company’s accounting policies, in the preparation of financial statements in conformity with U.S. GAAP, management must make assumptions and estimates concerning the future that affect the carrying amounts of assets and liabilities at the balance sheet date, the disclosure of contingencies that existed at the balance sheet date and the amounts of revenue and expenses recognized during the accounting period. Estimates and assumptions are particularly important in the determination of potential impairment of long-lived assets and goodwill, product warranties, income taxes and in determining the fair value of assets and liabilities acquired in business combinations. Estimates and assumptions used are based on factors such as historical experience, the observance of trends in the industries in which the Company operates and information available from the Company’s customers and other outside sources. Due to the inherent uncertainty involved in making assumptions and estimates, actual outcomes could differ from those assumptions and estimates.
4. Recent Accounting Pronouncements
There were no accounting pronouncements adopted or issued during 2013 that had, or are expected to have, a material impact on our results of operations or financial condition.
5. Concentration Information
A summary of total sales to each geographic region is as follows:

Year ended
December 31, 2013
(in millions)

North America	$291.2
Europe	103.9
Asia	31.0
Other	29.3
$455.4

On a consolidated basis, for the year ended December 31, 2013, the top three customers and the top ten customers represented 46.4% and 62.7%, respectively, of total sales. As of December 31, 2013, receivables from three customers comprised 40.1% of the total $64.8 million of trade receivables.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

The Company has assets and operations in numerous countries. A summary of the Company’s net property, plant and equipment by geographic area is as follows:

December 31, 2013
(in millions)

United States	$36.4
United Kingdom	46.9
France	18.7
Brazil	13.0
China	1.1
$116.1

6. Income Taxes
Income tax benefit (expense) by tax jurisdiction is as follows:

Year ended
December 31, 2013
(in millions)

Current tax:
Cayman Islands	$—
U.S.:
Federal taxes	0.6
State taxes	(0.1)
Other foreign	(3.1)
Total current tax (expense) benefit	(2.6)

Deferred tax:
Cayman Islands	—
U.S.:
Federal taxes	7.2
State taxes	(0.7)
Other foreign	7.5
Total deferred tax benefit (expense)	14.0
Total income tax benefit (expense)	$11.4

Loss before income taxes arose as follows:

Year ended
December 31, 2013
(in millions)

U.S.	$(37.6)
Outside the U.S.	1.1
Loss before income taxes	$(36.5)

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

Reconciliation of the reported income tax benefit (expense) to the amount of income tax benefit (expense) that would result from applying the Cayman Islands corporation tax rate of 0% to loss before income taxes is as follows:

Year ended
December 31, 2013
(in millions)
Loss before income taxes	$(36.5)

Cayman Islands corporation tax at 0%	—
Effect of:
Tax loss in jurisdiction where net deferred tax assets are not recognized	(3.1)
Change to beginning deferred taxes due to statutory tax rate change	4.3
Other	1.7
Effect of different tax rates on non-Cayman Islands profits	8.5
Income tax benefit (expense)	$11.4

Deferred Income Tax Assets (Liabilities)
Deferred income tax assets (liabilities) recognized by the Company were as follows:

December 31, 2013
(in millions)

Deferred income tax assets related to:
Accrued expenses and employee-related items	$6.3
Net operating losses and carryforwards	14.4
Valuation allowances	(4.6)
Total deferred income tax assets	16.1

Deferred income tax liabilities related to:
Intangibles	(45.3)
Property and equipment	(9.9)
Other items	(0.8)
Total deferred income tax liabilities	(56.0)
Net deferred income tax liability	$(39.9)

As of December 31, 2013, the Company had net operating loss carryforwards of approximately $61.6 million, of which $19.2 million can be carried forward indefinitely and $42.4 million have expiration dates between 2014 and 2023. The $61.6 million of net operating loss carryforwards comprises U.S. Federal net operating loss carryforwards of approximately $1.8 million, U.S. state net operating loss carryforwards of approximately $36.0 million and foreign net operating loss carryforwards of approximately $23.8 million.
Valuation allowances reflect the deferred income tax benefits that management is uncertain of the ability to utilize in the future. The net change during the year in the total valuation allowance is an additional valuation allowance of $2.3 million.
As of December 31, 2013, the overall deferred income tax liability was decreased by $4.3 million due to changes in the U.K. statutory tax rate.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

Deferred income tax assets and liabilities are presented in the Company’s Consolidated Balance Sheet as follows:

December 31, 2013
(in millions)
Deferred income taxes classified as:
Current assets	$1.3
Noncurrent assets	—
Total deferred income tax assets	1.3

Deferred income taxes classified as:
Current liabilities	(4.0)
Noncurrent liabilities	(37.2)
Total deferred income tax liabilities	(41.2)
Net deferred income tax liabilities	$(39.9)

Uncertain Tax Positions
The Company has established contingency reserves for a variety of material, known tax exposures. As of December 31, 2013, the total amount of tax contingency reserves was $3.0 million, including accrued interest and penalties, net of related benefits. The Company's tax reserves reflect management's judgment as to the resolution of the issues involved if subject to judicial review or other settlement. While the Company believes its reserves are adequate to cover reasonably expected tax risks, there can be no assurance that, in all instances, an issue raised by a tax authority will be resolved at a financial cost that does not exceed its related reserve. With respect to these reserves, the Company's income tax expense would include (i) any changes in tax reserves arising from material changes during the period in the facts and circumstances (i.e., new information) surrounding a tax issue and (ii) any difference from the Company's tax position as recorded in the financial statements and the final resolution of a tax issue during the period. Such resolution could materially increase or decrease income tax expense in the Company's consolidated financial statements in future periods and could have an effect on operating cash flows.
Unrecognized tax benefits represent the aggregate tax effect of differences between tax return positions and the amounts otherwise recognized in the Company's consolidated financial statements and are reflected in “Other long-term liabilities” in the Consolidated Balance Sheet. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

Year ended
December 31, 2013
(in millions)
At the beginning of the period	$8.6
Increases for tax positions related to the current period	0.9
Increases for tax position related to prior periods	0.8
Decreases for tax positions related to prior periods	(3.3)
Decreases due to lapsed statues of limitations	—
At the end of the period	$7.0

The Company recognizes interest and penalties with respect to unrecognized tax benefits in income tax benefit (expense) in its Consolidated Statement of Operations and records the associated liability in “Other long-term liabilities” in its Consolidated Balance Sheet. As of December 31, 2013 the Company had accrued $0.3 million for the payment of interest and penalties.
The unrecognized tax benefits accrual as of December 31, 2013 consists of federal, state and foreign tax matters. It is reasonably possible that the Company's total unrecognized tax benefits will decrease by approximately $0.3 million during the next year in connection with taxes paid on prior year liabilities and statutes of limitations expiring.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

As of December 31, 2013, the following tax years remain subject to examination for the major jurisdictions in which the Company conducts business:

Jurisdiction	Tax years

U.S.	2010 to 2013
U.K.	2011 to 2013
France	2010 to 2013
Brazil	2008 to 2013
China	2010 to 2013
Germany	2007 to 2013

As of December 31, 2013, the Company is under tax audit in Germany for tax years 2007 through 2012.
State income tax returns are generally subject to examination for a period of three to five years after the filing of the respective return. The state impact of any federal changes remains subject to examination by various state jurisdictions for a period of up to two years after the formal notification to states.
During the year ended December 31, 2013, the Company received a research and development grant in France. The grant in France does not reduce income tax expense.
Tax Indemnification Agreement with Tomkins Limited
As part of the acquisition explained in Note 1, the companies that were formally part of Tomkins Limited received indemnification for all income tax exposures prior to April 28, 2012. Tomkins Limited is the owner of the Tomkins Group. As of December 31, 2013, the Company has an indemnification receivable balance of $1.2 million to offset the uncertain tax position liability recorded related to the periods prior to April 28, 2012.
7. Inventories

December 31, 2013
(in millions)

Raw materials	$25.4
Work in progress	14.7
Finished goods	28.0
Other	3.0
Reserves	(6.1)
Total inventories	$65.0

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

8. Property, Plant and Equipment

December 31, 2013
(in millions)

Land and buildings	$23.6
Plant equipment and vehicles	95.1
Leasehold improvements	0.3
Computer equipment	0.5
Assets under construction	32.4
Total property, plant and equipment	151.9
Less accumulated depreciation	(35.8)
Property, plan and equipment, net	$116.1

Depreciation expense included in the Consolidated Statement of Operations was $22.5 million for the year ended December 31, 2013.
9. Intangible Assets
A summary of intangible assets, except goodwill, as of December 31, 2013 is as follows:

	December 31, 2013			Weighted-Average Amortization Period (Years)
	Gross	Accumulated Amortization	Net
		(in millions)
Customer relationships	$122.2	$(17.8)	$104.4	11.5
Current technology	86.1	(16.0)	70.1	9.0
Trade names	7.7	(1.3)	6.4	10.0
New product development	6.6	(0.4)	6.2	10.0
Other	7.3	(2.6)	4.7	6.0
	$229.9	$(38.1)	$191.8	10.4

During the year ended December 31, 2013, the amortization expense in respect of intangible assets was $22.1 million, of which $1.3 million related to computer software. At December 31, 2013, computer software, included in other in the table above was $3.3 million, net of $2.0 million of accumulated amortization.
Estimated amortization expense for the following five years is as follows:

Calendar Year	Amount
(in millions)
2014	$23.0
2015	22.9
2016	22.2
2017	21.9
2018	21.9
Thereafter	79.9
Total	$191.8

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

Goodwill activity during the year ended December 31, 2013 is as follows:

	Valve Group			Sensor Group
	Gross	Accumulated Impairment	Net	Gross	Accumulated Impairment	Net	Total Net
		(in millions)			(in millions)
As of December 31, 2012	$53.6	$—	$53.6	$164.3	$—	$164.3	$217.9
Goodwill impairments	—	(16.0)	(16.0)	—	—	—	(16.0)
Foreign currency translation	—	—	—	3.3	—	3.3	3.3
As of December 31, 2013	$53.6	$(16.0)	$37.6	$167.6	$—	$167.6	$205.2
Goodwill allocated to the reporting units is principally attributable to expected future opportunities to increase sales and further enhance margins by further developing the Company’s product range in the growing markets for energy-efficient and environmentally friendly products. The goodwill was allocated between the Valve Group and the Sensor Group as shown above. See Note 12, “Fair Value Measurement” for further information on the calculation of the goodwill impairment. None of the goodwill is expected to be deductible for tax purposes.
10. Derivative Financial Instruments
From time to time, the Company enters into currency forward contracts to manage the currency transaction exposures associated with sales and purchases denominated in foreign currencies.
At December 31, 2013 the U.S. dollar equivalent of the notional amount of outstanding currency forward contracts held by the Company was $24.0 million. Current liabilities related to these contracts of $0.8 million were recorded on the Consolidated Balance Sheet as of December 31, 2013. Management does not designate these contracts as hedging instruments for the purposes of hedge accounting under ASC Topic 815.
Pursuant to the term loan agreements discussed in Note 11, August LuxUK Holding Company (“August Lux UK”) and August U.S. Holding Company, Inc. (“August U.S.”) have each entered into interest rate swaps on 50% of the respective term debt to reduce the risk of increases in the LIBOR component of the interest rate. The interest rate swaps fix the variable portion of the interest rate at 1.295%.
Management does not designate these interest rate contracts as hedging instruments for the purposes of hedge accounting under ASC Topic 815. No asset or liability has been recorded on the Consolidated Balance Sheet as the contracts have an immaterial fair value as of December 31, 2013.
The Company does not hold or issue derivatives for speculative or trading purposes.
11. Debt
In connection with the closing of the Schrader Acquisition on April 27, 2012, the Company and certain of its subsidiaries entered into a First Lien Security Agreement and a Second Lien Security Agreement with a group of banks led by Barclays Bank PLC as Administrative and Collateral Agent. Initial borrowings under the First Lien Security Agreement were $132.8 million and $102.2 million for August LuxUK and August U.S., respectively. Initial borrowings under the Second Lien Security Agreement were $56.5 million and $43.5 million for August LuxUK and August U.S., respectively.
On May 22, 2013, the Company entered into a First Amendment to the First Lien Security Agreement which resulted in the following transactions and key term changes to the Company’s term debt:

1)	$25.0 million of the August U.S. Second Lien term debt was paid off early, resulting in a premium payment of $500,000.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

2)    $25.0 million additional was borrowed under the amended August U.S. First Lien Security Agreement.

3)
Interest rates on both the August U.S. and the August LuxUK First Lien term debt were reduced from Libor (floor of 1.25%) + 5.00% (6.25% as of May 22) to LIBOR (floor of 1.00%) + 4.00% (5.00% as of May 23).

4)    The Company incurred costs with third parties directly related to the refinancing totaling approximately $0.6 million.
5)    The Company incurred closing fees paid to Barclays of approximately $1.0 million.
Debt outstanding as of December 31, 2013 is as follows:

	December 31, 2013
	Current	Long-term	Total
		(in millions)
August U.S. first lien term debt	$1.3	$124.4	$125.7
August LuxUK first lien term debt	1.3	129.9	131.2
August U.S. second lien term debt	—	18.5	18.5
August LuxUK second lien term debt	—	56.5	56.5
Revolving credit facility borrowings	12.6	—	12.6
Other bank debt	2.7	1.2	3.9
	17.9	330.5	348.4
Less discount	(1.2)	(4.6)	(5.8)
	$16.7	$325.9	$342.6
The First Lien term interest rate as of December 31, 2013 was 5% (4% plus LIBOR (floor of 1.0%)), with interest paid in February, May, August and November at the end of the month. Annual principle payments (payable on a calendar quarter-end basis) were required beginning on December 31, 2012 of 1% of the original $235.0 million First Lien borrowing until the May 2013 refinancing discussed above. Subsequent to the refinancing, annual principal payments (payable on a calendar quarter-end basis) are required of 1% of $260.0 million (the original $235.0 borrowing plus the additional $25.0 borrowing). The remaining principal is due on April 27, 2018.
The Second Lien term interest rate is 10.5% (9.25% plus LIBOR (floor of 1.25%)), paid in February, May, August and November at the end of the month. The principal is due April 27, 2019.
The First Lien Security Agreement also includes a Revolving Credit facility (“Revolver”) with borrowing and letter-of-credit availability up to $35.0 million. The interest rate on the Revolver is 5% plus monthly LIBOR for U.S. dollar (“USD”) denominated borrowings, 5% plus monthly BBA LIBOR for borrowings in Great Britain Pounds (“GBP”) and 5% plus the monthly Euro Interbank Offered Rate for borrowings in Euros. Interest is payable monthly. The interest rates on outstanding Revolver borrowings as of December 31, 2013 were 5.146% for borrowings in Euros and ranged from 5.164% to 5.1675% on USD borrowings. There were no GBP borrowings as of December 31, 2013. At December 31, 2013, the Company had issued unused letters of credit totaling $1.9 million. The approximate availability under the Revolver was $20.5 million as of December 31, 2013.
Covenants, collateral and other acceleration clauses
Both the First and Second Lien Security Agreement have compliance requirements including a total net leverage ratio financial covenant and as of December 31, 2013, an excess cash flow covenant. As of December 31, 2013, the Company was in compliance with the covenants in these agreements.
Debt under the First and Second Lien Security Agreements is secured by all assets of the Company in the United States and in Northern Ireland. Certain subsidiaries of the Company have guaranteed borrowings made by certain fellow subsidiaries in

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

order to finance the Schrader Acquisition. These subsidiaries of the Company have each pledged their issued shares, rather than their assets, under these guarantees.
Amortization expense on debt discount was $1.1 million for the year ended December 31, 2013. Amortization expense on debt issue costs was $1.8 million for the year ended December 31, 2013. These amounts are included in “Interest expense and other financing costs” on the Consolidated Statement of Operations.
Other bank debt, from the table above, represents borrowings by the Company’s operation in Brazil from Brazilian banks. Monthly interest payments are required and, as of December 31, 2013 the weighted average interest rate on these borrowings is 14.6% per annum. These borrowings are secured by the trade receivables of the Brazilian operation.
The following table provides a schedule of minimum required debt repayments by year for the First Lien and Second Lien term loans and other bank debt:

(in millions)
2014	$5.3
2015	3.8
2016	2.6
2017	2.6
2018	246.5
Thereafter	75.0
$335.8

12. Fair Value Measurement
ASC Topic 820, Fair Value Measurements and Disclosures, establishes a hierarchy for the inputs that are used in fair value measurements:
Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2 inputs are those other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (e.g., as prices) or indirectly (e.g., derived from prices).
Level 3 inputs are not based on observable market data (unobservable inputs).
The carrying values of the Company’s cash and cash equivalents, trade and other receivables, and trade and other payables approximate fair value due to their short-term nature.
The carrying value of the borrowings under the First and Second Lien Security Agreements approximates its fair value as (i) it is based on a variable interest rate that changes based on market conditions and (ii) the margin applied to the variable rate is based on the Company’s credit risk, which has not materially changed since entering into the agreements and since the May 2013 refinance described in Note 11. The carrying value of the other bank debt approximates its fair value due to the proximity of the borrowings to the balance sheet date. The inputs used to establish fair value of long-term debt are considered to be Level 2 inputs.
Impairment tests were carried out on the first day of the Company’s fiscal fourth quarter 2013 goodwill balances. In each case, the fair values of the reporting units fall within Level 3 of the fair value hierarchy. Management based the fair value calculations on cash flow forecasts derived from the most recent three-year financial plans approved by the Board, in which the principal assumptions were those regarding sales growth rates, selling prices and changes in direct costs.
Cash flows for the years beyond the three-year financial plans were calculated as follows: cash flows in the fourth and fifth years were estimated by management based on relevant industry and economic forecasts; thereafter, the cash flows were

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

generally projected to grow at 2% per annum, which rates do not exceed expected long-term growth rates in their respective principal end markets. The North American TPMS replacement market is expected to grow at 5% per annum.
Management applied discount rates to the resulting cash flow projections that reflect current market assessments of the time value of money and the risks specific to the reporting unit or group of reporting units. In each case, the discount rate was determined using a capital asset pricing model. Discount rates used in the impairment tests of goodwill were 13% for the Valve Group and 13.5% for the Sensor Group.
The results of the Company’s Valve Group reporting unit’s impairment test on the September 29, 2013 goodwill balances indicated that the fair value of its Valve Group reporting unit was less than its carrying value and, therefore, a goodwill impairment of $16.0 million was recorded to write goodwill down to its implied fair value. The inputs used to establish the implied fair value of goodwill are considered to be Level 3 inputs.
The results of the Company’s Sensor Group reporting unit’s impairment test on the September 29, 2013 goodwill balances indicated that the fair value of its Sensor Group reporting unit exceeded its carrying values and, therefore, the reporting unit was not at risk of potential impairment.
13. Employee Benefit Plans
The Company provides defined contribution pension benefits to its employees in each of the countries in which it operates. The expense recognized by the Company in respect of defined contribution pension plans was $3.2 million for the year ended December 31, 2013.
14. Share-Based Compensation
Share-based compensation is provided to certain of the Company’s employees under share option and other award plans.
Awards were made under plans operated by Schrader International, Inc. and represent the option to purchase ‘A’ class shares or the vesting of granted ‘A’ and ‘C’ shares, depending on the plan. It is the Company’s intention to satisfy all awards that vest and are exercised by the issuance of new class ‘A’ shares.
The financial effect of share-based compensation was as follows:

Year ended
December 31, 2013
(in millions)
Net loss:
Compensation expense in respect of equity-settled awards	$1.3
Net expense recognized in net loss	$1.3

The fair value of the Series A options and C shares granted by Schrader International, Inc. were estimated using the Black-Scholes-Merton formula with the following assumptions:
•    Exercise price: $10 to $30
•    Expected term: 5 years
•    Volatility: 60%
•    Dividend yield: 0%
•    Risk-free interest rate: 0.82%

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

A summary of the status of Schrader International Inc.’s nonvested shares as of December 31, 2013 is presented below:

Nonvested C Shares	Shares	Weighted-Average Grant Date Fair Value
Nonvested at December 31, 2012	408,665	$3.57
Granted	362,422	2.51
Vested	(328,361)	2.40
Forfeited	—	—
Nonvested at December 31, 2013	442,726	$3.57

Nonvested A Shares	Shares	Weighted-Average Grant Date Fair Value
Nonvested at December 31, 2012	—	$—
Granted	5,000	10.00
Vested	(3,750)	10.00
Forfeited	—	—
Nonvested at December 31, 2013	1,250	$10.00

As of December 31, 2013, there was $1.6 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the employee share option plan. The cost is expected to be recognized over a weighted-average period of 3.33 years. The total fair value of the shares vested in 2013 was $0.6 million.
A summary of option activity under the employee share option plan as of December 31, 2013, and the changes during the year ended December 31, 2013 are presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term

Outstanding at December 31, 2012	1,359,084	$ 18.76	9.3

Exercisable at December 31, 2012	848,253	$ 24.04	9.3

Granted	—	—	—
Exercised	—	—	—
Forfeited or expired	—	—	—
Outstanding at December 31, 2013	1,359,084	$ 18.76	8.3

Vested or expected to vest at December 31, 2013	1,359,084	$ 18.76	8.3

Exercisable at December 31, 2013	966,137	$ 22.33	8.3

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

Description of the Plans
Series C Shares
Schrader International, Inc. (“Schrader”) issued Series C shares to certain members of the Company’s management as shown in the table below as of December 31, 2013.

Issue	Number of Shares	Fair Value per Share	Aggregate Fair Value
			(in millions)
C-1	628,716	$3.57	$2.2
C-2	237,184	2.12	0.5
C-3	270,792	1.69	0.5
C-4	313,998	1.37	0.4
These shares have no voting rights. None of these instruments were issued as replacement awards and the Company was not legally obligated to issue these awards.
Series C-2, C-3 and C-4 shares were fully vested upon issuance.
Series C-1 shares vest on the last day of each month over a period of 60 months and include an accelerated vesting clause under which the shares become fully vested upon any of the following:

•	The consummation of the sale of Schrader

•	The death or disability of the shareholder

•	The consummation of an initial public offering in which MDP investors sell 30% or more of their shares

Options on Series A-2 Shares
Options to purchase Series A-2 shares were issued to certain members of the Company’s management as incentive compensation. These options have a 10-year life, and are exercisable at various strike prices ranging from $10 to $30 per share. These shares have no voting rights. None of these instruments were issued as replacement awards and Schrader was not legally obligated to issue these awards. The following table shows the options issued to purchase Series A-2 shares as of December 31, 2013:

Number of Options	Exercise Price	Fair Value per Share	Aggregate Fair Value	Vesting
			(in millions)

589,421	$10.00	$3.57	$2.1	Monthly over five years
221,423	20.00	2.12	0.5	Vested at grant date
253,867	25.00	1.69	0.4	Vested at grant date
294,373	30.00	1.37	0.4	Vested at grant date

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

15. Commitments
Operating Leases
Future minimum lease payments under operating leases that had initial or remaining noncancelable lease terms in excess of one year at December 31, 2013 were as follows:

(in millions)

2014	$1.9
2015	1.8
2016	1.6
2017	1.4
2018	1.1
Thereafter	2.6
Total	$10.4
The rental expense recognized for operating leases was approximately $1.9 million for the year ended December 31, 2013.
Purchase Commitments
At December 31, 2013, the Company had entered into contractual commitments in the amount of $12.1 million for the purchase of property, plant and equipment.
At December 31, 2013, the Company had other purchase commitments (primarily for raw materials and components) of approximately $23.8 million.
16. Contingencies
Litigation
Brazil State Tax: Litigation is ongoing with the State of Sao Paulo Tax Department in respect of taxes paid, totaling approximately $26.0 million, including penalties and interest. This compares to $28.0 million in 2012 with a $1.0 million increase in claims offset by $3.0 million from changes in foreign currency exchange rates. Based on the progress of work to date and legal advice received, management is of the opinion that the Company is able to rigorously defend its position against virtually all of this particular claim, plus the associated penalty and interest, and a loss is remote. The Company has nevertheless been requested to pledge certain of its assets as collateral for the disputed amount while the case is heard. As a condition of the Stock Purchase Agreement between August Lux and the Tomkins Group, the Company has been indemnified by the Tomkins Group for any potential loss relating to this issue, and Tomkins Group is responsible for any potential defense.
Worthington: On June 22, 2012, Worthington Cylinder Corporation filed a complaint against Schrader alleging damages arising from Schrader’s breach of contract and breach of express and implied warranties resulting from Schrader’s design, manufacture and sale of defective valve cores for use in Worthington’s cylinders. Worthington also alleges Schrader’s product was defective for use in Worthington’s cylinders, which resulted in a recall. A settlement was reached with Worthington on this issue in April 2014, and the amount representing the settlement value is accrued as of December 31, 2013.
Continental: On October 13, 2011, Continental Automotive Systems US, Inc. filed a retaliatory complaint against Schrader claiming infringement against certain of its patents pertaining to tire pressure monitoring technology. The action seeks to stop the manufacture, use, sale, offers to sell and importation by Schrader of tire pressure monitoring system products that are alleged to infringe on patents owned by Continental and for monetary damages for use of such technology. This action follows a complaint filed by Schrader against Continental on May 4, 2011, for infringement against certain of its patents. In the opinion of management, the claim is without merit, and a loss is not probable and cannot be reasonably estimated.
Nissan: On February 5, 2013, Nissan North America, Inc. (“NNA”) filed a lawsuit in Tennessee alleging that Schrader Electronics Limited failed to defend and indemnify NNA in the event of any claims, actions or lawsuits, alleging infringement of intellectual property rights in connection with supplied parts. NNA is seeking recovery for costs incurred to defend itself for

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

a third-party action brought against them in which they prevailed. NNA has requested $3.7 million in damages plus interest and other fees. In the opinion of management, the claim is subject to defenses; however an amount representing a probable settlement value is accrued as of December 31, 2013.
Bridgestone: On May 2, 2013, Bridgestone Americas Tire Operations, LLC (“Bridgestone”) filed a lawsuit in the U.S. District Court for the District of Delaware (the “Action”) alleging that Schrader-Bridgeport International, Inc. d/b/a Schrader International, Inc.; Schrader Electronics Ltd.; and Schrader Electronics, Inc. (“Schrader”) infringed on certain of its patents concerning original equipment and original equipment replacement tire pressure monitoring sensors. Bridgestone is seeking a permanent injunction preventing Schrader from making, using, importing, offering to sell, or selling any devices that infringe or contribute to the infringement of any claim of the asserted patents, or from inducing others to infringe any claim of the asserted patents; judgment for money damages, interest, costs and other damages; and the award of a compulsory ongoing licensing fee. Bridgestone has also filed a patent infringement lawsuit in Germany, alleging that the Company’s TPMS products sold in Germany are infringing its German counterpart on one of the patents asserted in the Action. In the opinion of management, the claims are without merit, and a loss is not probable and cannot be reasonably estimated.
Wasica/Bluearc: On July 29, 2013, Wasica Finance GmbH and Bluearc Finance AG filed a lawsuit with the U.S. District Court in the District of Delaware alleging that Schrader International, Inc. and Schrader-Bridgeport International, Inc. infringed their intellectual property rights in connection with tire pressure monitoring products. The action seeks to enjoin Schrader from infringing the patent and award damages with interest and costs. The asserted patent is the U.S. counterpart of a German patent that had been previously asserted against Schrader. Schrader succeeded in proving that German patent to be invalid. In the opinion of management, the claim is without merit, and a loss is not probable and cannot be reasonably estimated.

The Company’s management does not anticipate that the outcome of these or any other current proceedings or claims, either individually or in the aggregate, will have a material effect on the Company’s financial position.

Environmental
A provision is made for the estimated cost of known environmental remediation obligations in relation to the Company’s current manufacturing facilities. Cost estimates include the expenditure expected to be incurred in the initial remediation effort and, where appropriate, in the long-term monitoring of the relevant sites. Management monitors the costs incurred to date against expected total costs to complete and reviews potential remediation scenarios. As of December 31, 2013, the provision for environmental remediation costs is $0.6 million. Further provision may be necessary within the next financial year if actual remediation costs exceed expected costs, new remediation obligations are identified or there are changes in the circumstances affecting the Company’s legal or constructive remediation obligations. The majority of the environmental provision is expected to be utilized through 2016.
17. Subsequent Events
The Company has evaluated subsequent events through September 22, 2014.
Refinancing
On June 11, 2014 the Company and certain of its subsidiaries entered into a Second Amendment to the First Lien Credit Agreement, with Barclay’s Bank as administrative agent, which resulted in the following transactions and key term changes to the Company’s term debt.
1)    The entire $18.5 million of the August U.S. 2nd lien term debt (@ LIBOR (floor of 1.25%) + plus 9.25% (total 10.5% interest rate)) was paid off early, resulting in a premium payment of approximately $0.2 million.
2)    $18.5 million was re-borrowed under the amended 1st lien term debt agreement (@ LIBOR (floor of 1.00%) +4.00 (total of 5.0% as of June 11, 2014)) with an original issue discount (OID) of approximately $0.1 million.

August Cayman Company, Inc.
Notes to Consolidated Financial Statements

3)    The entire $56.5 million of the August LuxUK 2nd lien term debt (@1 LIBOR (floor of 1.25%) + plus 9.25% (total 10.5% interest rate)) was paid off early, resulting in a premium payment of approximately $0.6 million.
4)    $61.5 million was borrowed under the amended 1st lien term debt agreement (@ LIBOR (floor of 1.00%) +4.00 (total of 5.0% as of June 11, 2014) with an original issue discount (OID) of approximately $0.3 million.
5)    The Company incurred costs with third parties directly related to the refinancing totaling approximately $0.2 million.
6)    The Company incurred closing fees paid to Barclays of approximately $1.9 million.
Pending Acquisition of the Company
On August 18, 2014, MDP entered into a definitive sale agreement with Sensata Technologies ("Sensata") under which Sensata will acquire the stock of the Company. The sale is expected to close in the fourth quarter of 2014. The sale remains subject to regulatory approval and other customary closing conditions.